Exhibit 5.1

[Letterhead of Linklaters Paris]

Air France-KLM

45, rue de Paris

95747 Roissy CDG Cedex

France

21 October 2005

Ladies and Gentlemen:

Sale of up to 30,062,200 Air France-KLM ordinary shares deliverable upon the exercise of Air France-KLM Warrants, including Air France-KLM warrants held in the form of Air France-KLM American Depositary Warrants.

We have acted as French legal advisers to Air France-KLM, a French société anonyme (“Air France-KLM”), in connection with the sale, from time to time, of up to 30,062,200 Air France-KLM ordinary shares that are deliverable upon the exercise of Air France-KLM warrants, including Air France-KLM warrants held in the form of Air France-KLM American Depositary Warrants, or ADWs, on the terms and subject to the conditions set forth in the offer materials, including a Prospectus (as amended or supplemented, the “Prospectus”) which forms a part of a registration statement on Form F-3 (including any amendments or supplements hereto, the “Registration Statement”) filed by Air France-KLM with the U.S. Securities and Exchange Commission (the “Commission”).

In this capacity, we have examined a copy of the Registration Statement, a certified copy of the articles of association (the “Statuts”) of Air France-KLM dated 25 October 2004 and an extrait K-Bis of the Registre du Commerce et des Sociétés de Bobigny relating to Air France-KLM dated 18 October 2005 and such other documentation as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

Based on the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Air France-KLM ordinary shares, when issued upon exercise of the Air France warrants or ADWs under the terms of the Air France-KLM warrants and ADWs and fully paid and delivered, will have been duly authorised and will be validly issued in accordance with French law and Air France-KLM’s Statuts applicable thereto, and will be fully paid and non-assessable.

This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours sincerely,

/s/ Philippe Herbelin

Philippe Herbelin

Avocat à la Cour